Exhibit 10.6.3

To:

Ormat Technologies, Inc.

May 22, 2012

Re:     Waiver of certain Compensation

I, the undersigned, Lucien Bronicki, ID No. 69706620, an employee of Ormat Technologies Inc., a Delaware Corporation (the “Company”) hereby acknowledge, declare and confirm that:

Subject to the consummation and performance of the transaction (the “Transaction”) contemplated by the Share Purchase Agreement dated March 16, 2012 by and among Bronicki Investments Ltd., an Israeli Company (Company No. 51-255064-1), organized under the laws of the State of Israel, FIMI ENRG, Limited Partnership, a newly formed Israeli Limited Partnership and FIMI ENRG L.P., a newly formed Delaware limited partnership (the “Buyer” and the “Share Purchase Agreement”, respectively), I hereby waive any golden parachute or any similar rights I have that may have been triggered by or as a result of the Transaction, and for avoidance of doubt I hereby irrevocably agree that the Transaction (including for the avoidance of doubt any designation or election of any directors by either the Buyer and/or the Seller, directly or indirectly, in connection with the closing of the Transaction and thereafter) shall not be deemed at all times and for all intents and purposes a “Change of Control” as defined in the Employment Agreement dated July 1, 2004, as amended from time to time, by and between the Company and the undersigned (“Employment Agreement”).

Sincerely,

/s/ Lucien Bronicki

Mr. Lucien Bronicki

Cc:	Ormat Industries Ltd.

FIMI ENRG, Limited Partnership

FIMI ENRG L.P.